UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON , D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 2, 2009

ALERIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7170	75-2008280
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

25825 Science Park Drive, Suite 400 Beachwood, Ohio	44122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 910-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 26, 2008, Aleris International, Inc., a Delaware corporation (the “Company”), notified the administrative agent under the credit agreement governing its senior secured asset-based revolving credit facility dated as of August 1, 2006, amended and restated as of December 19, 2006 and further amended as of November 9, 2007 and September 10, 2008, among the Company, each subsidiary of the Company party thereto, the lenders party thereto, Deutsche Bank AG New York Branch as administrative agent, Deutsche Bank AG, Canada Branch, as Canadian administrative agent and certain other signatories thereto (the “ABL Credit Agreement”) that, effective December 31, 2008, it will voluntarily reduce (without premium or penalty) the size of the ABL Credit Agreement by $250.0 million, thereby decreasing the size of the ABL Credit Agreement from up to $1,094.0 million to up to $844.0 million, subject to applicable borrowing bases. The Company will apply the entire $250.0 million reduction to reduce the U.S./European Commitments, such that the total Canadian Commitments and U.S./European Commitments will now be $35.0 million and $809.0 million, respectively.

Item 8.01.	Other Events.

On December 26, 2008, an affiliate of TPG, the primary stockholder of the Company, agreed to provide a short-term letter of credit in connection with an arrangement with a metal hedge counterparty of a subsidiary of the Company in the amount of approximately $45 million. This arrangement facilitated the release of cash that had previously been used for margin requirements under the related metal hedging obligations.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 2, 2009

Aleris International, Inc.

By:	/s/ Scott A. McKinley
Scott A. McKinley
Senior Vice President and Controller